Exhibit 10(a)
                     Knight Amended and Restated Employment Agreement



                     AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          THIS AGREEMENT by and between EMERSON ELECTRIC CO., a Missouri corporation ("Emerson"), and CHARLES F. KNIGHT ("Employee") was first made as of the 1st day of October, 1975, was amended January 9, 1987 as of the 1st day of October 1986, and October 22, 1997 as of the 1st day of October, 1997, and is hereby amended and restated this 11th day of December, 2000 as of the 6th day of November, 2000.

          WITNESSETH THAT:

          WHEREAS, Employee presently is Chairman of the Board and Chief Executive Officer of Emerson and possesses executive skills and experience which Emerson believes are of substantial value and important to the success of Emerson's business operations; and

          WHEREAS, Emerson and Employee desire to provide for the terms and conditions upon which Employee will continue in the employ and service of Emerson,

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:

          1. Employment and Duties. Emerson hereby employs Employee, and Employee agrees to continue in the employ of Emerson, for the term herein specified (the "Employment Term"). During the Employment Term Employee shall serve Emerson in a senior executive capacity, shall perform such duties as may be assigned to him by the Board of Directors of Emerson and shall devote his full time, attention and effort to the business and affairs of Emerson.

          2. Term. Subject to Section 4 below, the Employment Term shall be initially a six (6) year period commencing October 1, 1975 and ending September 30, 1981, provided, however, that on September 30, 1976 and on each



















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September 30 thereafter the Employment Term shall be extended automatically one
(1) additional year, unless prior to September 30 of any year Emerson shall give notice to Employee in writing that the Board of Directors of Emerson has elected not to have the Employment Term extended for any further period. If such notice is given, the Employment Term shall then be limited to the balance of the year in which such notice is given plus the next succeeding five years.

          The word "year" as used herein shall mean the twelve month period commencing October 1 and ending the next succeeding September 30.

          3. Compensation. In consideration of his services, Employee shall receive during the Employment Term a base salary at the rate of not less than Nine Hundred Thousand Dollars ($900,000) per year, payable in substantially equal installments in accordance with Emerson's usual paying practices, but not less frequently than monthly, and shall be eligible for annual bonus payments under Emerson's annual executive extra salary plan as determined annually by the Compensation and Human Resources Committee of the Board of Directors of Emerson, consistent with the scope of Employee's responsibilities and performance for such year. In addition, Employee shall participate in Emerson's group insurance, hospitalization, pension and other benefit plans and programs applicable generally to employees of Emerson, and in any fringe benefit programs presently existing or hereafter adopted for the benefit of executive employees of Emerson. In the event that any of such programs require future action by the Board of Directors of Emerson or a Committee of such Board, as in the case of future stock option grants, Employee shall be a candidate for participation in such programs on the basis applicable to other executive employees of Emerson. Emerson may from time to time also consider the award of other forms of compensation to Employee. At the time any




























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

such award is proposed to be made, Employee shall have the right to elect to defer all or part thereof (a) until the following January 2nd, (b) to some other date certain, (c) for a stated number of years or (d) until his termination of employment, on such terms and conditions as shall be agreed at the time of such election.

          4. Effect of Termination of Employment. The Employment Term and, except as provided in Section 5, Employee's right to compensation (including benefits) as provided for herein shall terminate only (a) upon the expiration of the Employment Term pursuant to Section 2, (b) if Employee shall die during the Employment Term, (c) if Employee shall voluntarily Retire (as defined below), (d) if Employee shall voluntarily terminate his employment hereunder other than in a Retirement, or (e) if Employee's employment is terminated for cause during the Employment Term.

          No termination of Employee's employment shall be deemed to have been a termination for cause unless such termination is for or on account of (i) a willful failure or refusal of Employee to perform his employment duties and obligations hereunder; (ii) any fraud, embezzlement or other dishonesty of Employee adversely affecting Emerson or any of its subsidiaries, or (iii) the conviction of Employee of a felony committed otherwise than in the performance by him of services on behalf of Emerson.

          Employee's right to compensation shall not be limited or affected by any illness or disability of Employee, or on account of any accident or other event which either temporarily or permanently, or wholly or partially, shall prevent Employee from performing his employment duties hereunder.

          For purposes of this agreement, Employee shall be deemed to "Retire" upon the later to occur of (i) his ceasing (with the consent or as a result of the action of the Board of Directors, other than by reason of termination for cause) to be Chief Executive Officer of Emerson and (ii) his ceasing to be Chairman of the Board of Emerson. Employee's Retirement shall be deemed voluntary if he consents in writing to both (i) and (ii) above.






















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Employee's involuntary Retirement, including by reason of his resignation following the occurrence of either of (i) or (ii) above without his written consent, shall not constitute a willful failure of Employee to perform his employment duties hereunder and in such event the compensation of Employee (including benefits) shall continue for the balance of the Employment Term on the same basis as then in effect.

          Upon Employee's Retirement he shall be entitled to immediate commencement of retirement benefits under the Emerson Supplemental Executive Retirement Plan and upon Employee's Retirement or death during the Employment Term any and all awards, participation and coverages held by or with respect to Emerson (including without limitation any options or other stock-based compensation as well as coverage under Emerson's split dollar insurance program, but not including welfare programs (other than medical and dental) of general application only to active employees of Emerson) shall become non-forfeitable, and shall be payable or settlement in accordance with their terms as if Employee's employment with Emerson had not terminated (or, if earlier, upon Employee's (or his estate's or beneficiaries') recognition of taxable income in connection therewith), except to the extent Employee shall direct, or reserved the right to direct, that any payment not be made.

          5. Consulting. Employee agrees that commencing upon Retirement he will provide consulting services and advice to Emerson when and as requested by the Chief Executive Officer or by the Board of Directors of Emerson until the first to occur of notice to Employee by the Board of Directors given after the fifteenth anniversary of Employee's normal retirement date from the Board of Directors (age 72) that such services are no longer needed, Employee's death or Employee's notice to the Board of Directors of the termination of this





























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

consulting agreement (the "Consulting Term"). In no event shall such services and advice exceed 30 days per year. In consideration of such services, Emerson shall pay employee a daily consulting fee, for the days he renders such services, equal to his daily salary rate at the time of his Retirement, and shall provide Employee continued access during the Consulting Term to Emerson's facilities and services comparable to those provided to him prior to his Retirement, including club memberships, financial planning and access to Emerson's aircraft, car and driver, on the same basis as such facilities and services were provided to Employee prior to his Retirement. Emerson shall also reimburse Employee, upon the receipt of appropriate documentation, for reasonable expenses which he incurs in providing such consulting services at the request of the Chief Executive Officer or the Board of Directors of Emerson. During the Consulting Term Employee shall be an independent contractor.

          6. Non-Disclosure and Non-Compete Agreements. Employee agrees that he will not disclose to any other firm or person any of Emerson's or Emerson's subsidiaries' trade secrets or any confidential information relating to its or their business. Employee further agrees that, upon the expiration of the Employment Term (but excepting any period following a termination by Emerson with cause), he will not enter the employ of, or have any material interest in, directly or indirectly, any business in this country in competition with Emerson or any of its subsidiaries, for a period of two (2) years from the date of such expiration or, if longer, at any time during the Consulting Term.

          7. Miscellaneous. Neither this Agreement nor any rights hereunder shall be assignable by either party hereto.





























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          This Agreement supersedes and replaces that certain Employment
Contract between the parties hereto dated January 1, 1973.

          This Agreement shall be construed and interpreted under the laws of Missouri. If any payments or benefits provided by Emerson to Employee are subject to golden parachute excise tax, then Emerson shall make Employee whole for such excise taxes on an after-tax basis. In addition, in the event of a dispute between Emerson and Employee regarding the terms of this Agreement, Emerson shall advance all legal fees and expenses reasonably incurred by Employee in connection with such dispute, subject to reimbursement by Employee if Employee's position in such dispute is determined by a court of competent jurisdiction to have been frivolous.

          IN WITNESS WHEREOF, the parties have executed this Agreement, as amended, this 11th day of December, 2000.


                                    EMERSON ELECTRIC CO.






                                    /s/ V. R. Loucks, Jr.
                                    ---------------------------------------
                                                   "Emerson"
                                    Chairman, Compensation and Human Resources
                                    Committee





                                    /s/ C. F. Knight
                                    ---------------------------------------
                                                   "Employee"




















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